Exhibit 99.1

IQVIA Announces Offering of Senior Notes

June 2, 2025

RESEARCH TRIANGLE PARK, N.C. – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV) today announced that its wholly-owned subsidiary, IQVIA Inc. (the “Issuer”), intends to raise $2,000,000,000 through an offering of senior notes due 2032 (the “Notes”).

The proceeds from the Notes offering will be used to repay existing borrowings under the Issuer’s revolving credit facility and to pay fees and expenses related to the Notes offering, with any excess proceeds used for other general corporate purposes. The consummation of the Notes offering is subject to market and other customary conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high-quality health data, Healthcare-grade AI™, advanced analytics, the latest technologies and extensive domain expertise. IQVIA is committed to using artificial intelligence responsibly, with AI-powered capabilities built on best-in-class approaches to privacy, regulatory compliance and patient safety, and delivering AI to the high standards of trust, scalability and precision demanded by the industry. With approximately 89,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures.

Forward Looking Statements

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the Notes offering, and potential changes in market conditions that could cause actual results to differ materially.

IQVIAFIN

Kerri Joseph, IQVIA Investor Relations (kerri.joseph@iqvia.com)

+1.973-541-3558